UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934
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☐	Preliminary Information Statement

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☒	Definitive Information Statement

SOUTH DAKOTA SOYBEAN PROCESSORS, LLC

(Name of Registrant As Specified In Charter)

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South Dakota Soybean Processors, LLC
100 Caspian Avenue, P.O. Box 500
Volga, South Dakota 57071

NOTICE OF ANNUAL MEETING OF MEMBERS
TO BE HELD ON
JUNE 15, 2010
Registration and Appetizers: 6 p.m.  -  Meeting: 7 p.m.

Members of South Dakota Soybean Processors, LLC:

Notice is hereby given that the Annual Meeting of Members of South Dakota Soybean Processors, LLC (the “Company,” “we,” “us” or “our”) will be held on June 15, 2010 at the Days Inn Convention Center located at 2500 East 6th Street, Brookings, South Dakota, 57006. Registration and appetizers will begin at 6:00 p.m. (CDT).  The Annual Meeting will commence at approximately 7:00 p.m. (CDT) for the purpose of taking the following actions:

1.	Receiving the report of management on the business of the Company and the Company’s audited financial statements for the fiscal year ended December 31, 2009;

2.	Electing seven members of the board of managers from the following nominees; and

District 1	—	Marvin Hope
District 2	—	Delbert Tschakert
District 3	—	Ardon Wek
District 4	—	Paul Barthel
District 5	—	Dean Christopherson
District 6	—	Randy Tauer
District 7	—	Wayne Enger

3.	To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

Only those members of record on May 1, 2010 are entitled to notice of and to vote in person at the Annual Meeting and any adjournments thereof.  The Information Statement which accompanies this notice contains additional information regarding the proposal to be considered at the Meeting and members are encouraged to read it in its entirety.

All members are cordially invited and encouraged to attend the Annual Meeting and to cast your membership vote in person. Your attendance at the Annual Meeting is important to help assure the presence of a quorum at the Annual Meeting.  If you have any questions regarding the Information Statement, please call us at (605) 627-6100.

BY ORDER OF THE BOARD OF MANAGERS

/s/ Ronald Gorder
Ronald J. Gorder
President of the Board of Managers

Volga, South Dakota

April 30, 2010

EACH MEMBER IS STRONGLY URGED TO ATTEND THE ANNUAL MEETING IN ORDER TO VOTE.  WE ARE NOT ASKING YOU FOR A PROXY OR A BALLOT, AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR BALLOT.

Important Notice Regarding The Availability of Information Materials For The Annual Meeting To Be Held June 15, 2010.  The meeting information is available at www.sdsbp.com, then clicking “Investor Relations” and “2010 Annual Meeting.”

South Dakota Soybean Processors, LLC
100 Caspian Avenue, P. O. Box 500
Volga, South Dakota 57071

INFORMATION STATEMENT
ANNUAL MEETING OF MEMBERS
JUNE 15, 2010
Registration and Appetizers – 6 p.m.     •    Meeting – 7 p.m.

VOTING INFORMATION

You may only cast your membership vote by attending the Annual Meeting of Members of South Dakota Soybean Processors, LLC (hereinafter referred to as “we” “us,” “our” or the “Company”) to be held at 7:00 p.m. on June 15, 2010, at the Days Inn Convention Center located at 2500 East 6th Street, Brookings, South Dakota or at any adjournment thereof. We will serve appetizers beginning at 6 p.m., (CDT) followed by the meeting starting at 7 p.m. (CDT).

Outstanding Capital Units and Voting Rights

Members of record at the close of business on May 1, 2010 are entitled to vote at the Annual Meeting. We had 30,419,000 Class A capital units issued and outstanding on that date, held by 2,195 members.  Ten percent of the first 100 Class A Members present plus five percent of additional Class A Members, or a total of 115 members, represented in person at the meeting, will constitute a quorum at a meeting of the members.

Each member may only cast one vote on each matter coming to a vote of the members, regardless of the number of capital units owned by such member. A more detailed explanation of your voting rights and the procedures for voting at the Annual Meeting can be found below under the “Voting Procedures for Election of Managers.”

Attendance and Voting at the Annual Meeting

You are only entitled to vote at the Annual Meeting by attending the meeting and submitting your vote in person.  We are NOT soliciting or asking for mail-in ballots or proxies in advance of the Annual Meeting, and you are requested not to send us a proxy or a ballot.  We strongly encourage you to attend the Annual Meeting and vote your capital units at the Annual Meeting.

If you have any questions regarding the information in this Information Statement, please call Beverly Kleinjan, at (605) 627-6100.

MATTER TO BE VOTED UPON

ELECTION OF MANAGERS

The principal item for consideration at the 2010 Annual Meeting is the election of seven members of the board of managers (the “board”) to three-year terms.  Each district will elect ONE manager.  The elected managers will serve on the board until the 2013 Annual Meeting.  Petition and other forms nominating the following members have been submitted to the nomination committee of the board and been approved for presentation to the membership:

Name(s)	District	Geographic Area by State and County

Marvin Hope	District 1	South Dakota : Brookings

Delbert Tschakert	District 2	South Dakota : Beadle, Brown, Campbell, Clark, Codington, Day, Deuel, Edmunds, Faulk, Grant, Hamlin, Hand, Hughes, Hyde, Kingsbury, McPherson, Marshall, Potter, Roberts, Spink, Sully, Walworth

Ardon Wek	District 3	South Dakota : Aurora, Bon Homme, Brule, Buffalo, Charles Mix, Clay, Davison, Douglas, Hanson, Hutchinson, Jerauld, Lake, McCook, Minor, Sanborn, Turner, Union, Yankton

Paul Barthel	District 4	South Dakota : Lincoln, Minnehaha, Moody

Name(s)	District	Geographic Area by State and County

Dean Christopherson	District 5	Minnesota : Cottonwood, Jackson, Murray, Nobles, Pipestone, Rock Iowa : All Counties

Randy Tauer	District 6	Minnesota : Lincoln, Lyon, Redwood

Wayne Enger	District 7	Minnesota : All Other Counties North Dakota : All Counties All Other States

The board has not taken a position on recommending any of the above nominees for election by the members.

Voting Procedures for Election of Managers

Each member is entitled to cast only one vote for each matter to be voted on at the Annual Meeting—regardless of the number of capital units he or she owns. Thus, each member may only vote for ONE board nominee from his or her geographic district, and only members present at the Annual Meeting will be entitled to vote.  Provided that there is a quorum, the person receiving a plurality of the votes cast for his or her geographic district will be elected.

The voting district for individual members is determined by the location of your residence, and members that are partnerships, firms, corporations, unincorporated associations, or cooperatives are included in the district where your principal executive office is located. If your residence or chief executive office is outside South Dakota, Minnesota, Iowa or North Dakota but you have a farming operation in one of those states, then you are assigned to the district in which your farming operation is located. If you do not have a residence, principal executive office, or farming operation in South Dakota, Minnesota, Iowa, or North Dakota, then you are assigned to District 7.

Information About Nominees

The following table sets forth certain information, with respect to the nominees for managers of the Company. The number of capital units beneficially owned by the nominees for managers and the continuing managers is set forth below under “Security Ownership of Certain Beneficial Owners, Management and Nominees.”
Name and Position with Company, if any, Address.	Age	Prior Board Member	District	Occupation and Background

Paul Barthel 22308 486 th Ave. Elkton, SD 57026 Planning Committee	41	2007; also served from 1996-2006	4
Paul has been a farmer for the past 25 years. He is a member of the South Dakota Soybean Association, and the South Dakota Corn Growers. He graduated with a B.S. degree in Ag Business and minor in Agronomy from South Dakota State University, Brookings, South Dakota, in 1992.

Dean Christopherson 32732 Quine Ave. Worthington, MN 56187 Public Relations Committee	61	2004	5
Dean has been a farmer for the past 36 years. He is president of Nobles County Farm Bureau and a 4-H leader. He has been active with Associated Milk Producers Inc. and Southwest Farm Management Association. He is a member of First Covenant Church in Worthington, Minnesota. He attended Worthington Community College for two years and the University of Minnesota for one year.

Wayne Enger 2090 180 th Street Madison, MN 56256 Secretary; Finance/Audit and Governance Committees	57	2004	7
Wayne has been a farmer for the past 35 years. He served as secretary of the State Line Farmers Cooperative Elevator and was a board member of the Lac Qui Parle County Soybean Producers. He also served as president and treasurer of the Midwest Cattlemen’s Association and is the former president and financial secretary of the Garfield Lutheran Church Board. He received a B.A. degree in Mathematics and German literature from University of Minnesota-Morris in 1975.

Marvin Hope 45886 217th Street Volga, SD 57071 Planning Committee	73	2007; also served from 1994-2005	1
Marvin has been a farmer for the past 50 years. He is a member of the South Dakota Soybean Association, and the American Soybean Association. He belongs to the National Corn Growers Association and the Farm Bureau. He attended the Lutheran Bible Institute, Minneapolis, Minnesota, in 1956 and 1957.

Randy Tauer 22257 Skyview Ave. Morgan, MN 56266 Planning Committee	48	2007	6
Randy has been a farmer for the past 28 years. He is a member of the Minnesota Soybean Association and the American Soybean Association. He was a board member of The New Midwest Company, LLC (f/k/a Golden Oval Eggs, LLC), a former SEC reporting company, from 2003 to 2006.  He graduated with a degree in Ag Production from Willmar Vo-Tech, Willmar, Minnesota, in 1982.

Delbert Tschakert 16150 442nd Ave. Florence, SD 57235 Public Relations Committee	55	2007; also served from 1994-2006	2
Delbert has been a farmer for the past 32 years, producing corn, soybeans, and hay commodities. He is a member of the South Dakota Soybean Association, the South Dakota Corn Growers Association, and former president of the South Dakota Soybean Association. He received his B.S. degree in Ag Communications and a minor in Economics from South Dakota State University, Brookings, South Dakota, in 1977.

Ardon Wek 43958 288th Street Freeman, SD 57029 Vice-President; Finance/Audit and Governance Committees	52	2007; also served from 1996-2006	3
Ardon has been a farmer for the past 31 years. He is a member of the South Dakota Corn Growers, and the South Dakota Soybean Association. He graduated with a degree in Architectural Drafting and Building Construction from Mitchell Technical College, Mitchell, South Dakota, in 1978.

BOARD OF MANAGERS AND COMMITTEES

The table below describes important information about the members of the Board of Managers that are not subject to reelection at the 2010 Annual Meeting and are continuing in office.

Name, Address, and Board Position, if any	Age	Board Member Since	Current Term Expiring	Occupation and Background

Alan Christensen 21056 450 th Avenue Arlington, SD 57212-6717 Governance, Nomination and Public Relations Committees	55	2006 – present	2012
Alan has been a farmer for the past 35 years. He served as a director on the Executive Board of the South Dakota Pork Producers Council from 2001-2006. He is a member of South Dakota Farm Bureau, South Dakota Soybean Association, and South Dakota Corn Growers Association, and is a former trustee of Trinity Lutheran Church. He received a B.S. degree in Ag Business from South Dakota State University, Brookings, South Dakota, in 1976.

David Driessen 410 Oscar Ave. N. Canby, MN 56220 Nomination and Planning Committees	55	2005	2011	David has been a farmer for the past 29 years. He is past director of the Canby Farmers Grain Coop. He received his B.A. degree from Southwest State University, Marshall, Minnesota, in 1977.

Paul Dummer 30155 430 th Ave. Lesterville, SD 57040 Nomination and Public Relations Committees	56	2008	2011
Paul has been a farmer for the past 26 years. He has served in the past as a director for Country Pride Cooperative and for Farmers Union Oil Cooperative. He received an Associate’s Degree in Soils from the University of Minnesota –Waseca, Waseca, Minnesota, in 1972, and a Bachelor of Science Degree in Plant Science from South Dakota State University in Brookings, South Dakota, in 1976.

Dan Feige 45974 232 nd St. Wentworth, SD 57075-9644 Public Relations Committee	55	2006 – present; also served from 1996 – 2005	2012
Dan has been a farmer for the past 32 years. He is a member of the National Corn Growers Association and the American Soybean Association (ASA). At ASA, he was the past president and biodiesel chairman. He is past vice president delegate for Associated Milk Producers. He attended the University of South Dakota at Springfield and received an Associate Degree in Diesel Technology with a minor in Education and Business.

Ronald J. Gorder 19196 471 st Ave. Estelline, SD 57234 President; Governance Committee	47	2005	2011	Ronald has been a farmer for the past 28 years. He serves as a director of the South Dakota Soybean Association. He attended Concordia College, Moorhead, Minnesota.

James H. Jepsen 48480 231 st St. Flandreau, SD 57028-6631 Governance and Planning Committees	54	2006 – present; also served from 1996-2005	2012
James has been a farmer for the past 34 years. He is the former president of South Dakota Soybean Association. He received an Associate of Arts Degree in General Ag from South Dakota State University, Brookings, South Dakota, in 1977.

Jerome L. Jerzak 2873 County Hwy 5 Ivanhoe, MN 56142 Finance/Audit, Governance and Nomination Committees	63	2005	2011
Jerome has been a farmer for the past 46 years. He is a member of the Minnesota Crop Improvement Association, the Minnesota Soybean Association and the Minnesota Corn Growers, and is a former board member of the Ivanhoe Elevator Cooperative and the Ivanhoe School Board.

Peter Kontz 47084 223 rd St. Colman, SD 57017 Nomination and Public Relations Committees	67	2008; also served from 1998-2007	2011
Peter has been a farmer for the past 43 years. He is a member of the South Dakota Cattlemen’s Association (Treasurer for four years), South Dakota Corn Growers Association, South Dakota Soybean Association, American Soybean Association, and National Corn Growers Association. He attended the School of Agriculture in Brookings, South Dakota.

Bryce Loomis 19989 464 th Ave Bruce, SD 57220 Nomination and Planning Committees	67	2008; also served from 1998-2007	2011
Bryce has been a farmer for the past 45 years, now semi-retired on his family farm. He is a member of the South Dakota Soybean Association, Grace Lutheran Church and the American Legion. He served as president of the Company from 2005 through 2007.

Robert Nelsen 1173 280 th Ave. Westbrook, MN 56183 Finance/Audit, and Nomination Committees	69	2005; also served from 1995-2004	2011
Robert has been a farmer for the past 49 years. He is a state director of the Minnesota Soybean Growers Association and a board member of the Murray County Corn and Soybean Growers. He is also a member of the Lions, VFW and American Legion.

Robert Nelson 46338 213 th Street Volga, SD 57071 Planning Committee	65	2006 – present	2012	Robert has been a farmer for the past 43 years at Nelson Farms, Inc. He received a B.S. degree in Ag from South Dakota State University, Brookings, South Dakota, in 1968.

Maurice Odenbrett 2778 41 st St. Fulda, MN 56131 Finance/Audit Committee	65	2006 – present; also served from 1995 – 2005	2012	Maurice is a retired farmer. He serves as supervisor of the Belfast Township, and vice chairperson of the Murray County Township association.

Lyle R. Trautman 409 Lakeview St. Lake Benton, MN 56149 Finance/Audit Committee	56	2006 – present; also served from 1996-2005	2012
Lyle has been a farmer for the past 35 years. He is a member of the Lincoln County Soybean and Corn Growers Associations and the Minnesota Soybean and Corn Growers Associations. He is also a member of the Lake Benton City Council. He attended Mankato State College and University of Minnesota, Waseca.

Gary Wertish 26416 County Rd. 17 Renville, MN 56284 Finance/Audit Committee	59	2006 – present	2012
Gary has been a farmer for the past 39 years. He serves as supervisor of Emmet Township and as a board member of the Renville Volunteer Ambulance Association. He received an Associate Degree in Ag Business from Willmar Area Vocational Technical Institute, Willmar, Minnesota, in 1970.

CORPORATE GOVERNANCE

Board Structure

The board consists of 21 persons representing seven geographical districts. The geographical districts are located primarily in South Dakota and Minnesota and the counties in such states.  The president and chairman of the board does not serve as our chief executive officer or in any management executive position. Also, neither our chief executive officer nor any management personnel serve on the board.

Determination of Manager Independence

The board has considered the independence of the nominees for election at the Annual Meeting and the continuing managers under the Nasdaq Marketplace Rules (“NASDAQ”) (though the Company’s capital units are not listed on any exchange or quotation system). The board has determined that, with the exception of Messrs. Barthel, Christensen, Feige, Jepsen, Jerzak, Kontz, Nelson and Tschakert, all of the nominees and continuing managers of the board are independent under NASDAQ’s rules. Messrs. Barthel, Christensen, Feige, Jepsen, Jerzak, Kontz, Nelson and Tschakert are not considered independent because they received over $120,000 for soybean sales to the Company within any of the preceding three years.

Committees of the Board of Managers and Committee Independence

The board has the following committees: finance/audit committee, nomination committee, governance committee, public relations committee, and planning committee. The board does not have a standing compensation committee because of the Company’s small size and management structure which the board believes reduces the need for such committee; instead, the governance committee and the entire 21 members of the board participate in the consideration of executive officer and manager compensation.  The composition and function of the committees of the board are set forth below.

            Finance/Audit Committee. The finance/audit committee acts under an audit committee charter. The audit committee charter, a copy of which is available on the Company’s website, is used by the audit committee to guide its activities.  The current members of the audit committee are Maurice Odenbrett, who serves as the chairperson of the committee, Wayne Enger, Jerome Jerzak, Robert Nelsen, Lyle Trautman, Ardon Wek and Gary Wertish. Because our board members are generally farmers, as is common for producer-based agricultural entities, we do not have an audit committee financial expert serving on our finance/audit committee.  Our finance/audit committee is exempt from the independence listing standards because our securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Nevertheless, we believe that, with the exception of Mr. Jerzak, all of the members of the finance/audit committee are independent within the meaning of the rules of Nasdaq Marketplace Rules. Mr. Jerzak is not independent because he received payment from the Company for the delivery and sale of soybeans within the last three years.  The finance/audit committee held 15 meetings during the fiscal year ended December 31, 2009.

Nomination Committee. The nomination committee acts under a nomination committee charter that is available for review on our website at http://www.sdsbp.com under “About SDSP,” “Board of Managers.”  The members of the nomination committee for the 2010 Annual Meeting were Alan Christensen, Dave Driessen, Paul Dummer, who serves as the chairperson of the committee, Jerome Jerzak, Peter Kontz, Bryce Loomis and Robert Nelsen.  New members of the nomination committee are selected each year and will be appointed for purposes of the 2011 Annual Meeting.  The nomination committee reviews the nomination petition forms submitted by members and searches for and contacts potential nominees for positions on the board.  We believe that the members of the nomination committee are independent within the meaning of NASDAQ’s rules with the exception of Messrs. Christensen, Jerzak, and Kontz.  Messrs. Christensen, Jerzak, and Kontz are not independent because each received over $120,000 from the Company for the sale and delivery of soybeans to the Company within any of the three preceding years. The nomination committee held one meeting during the fiscal year ended December 31, 2009.

Governance Committee. The governance committee assists the board in the supervision of the chief executive officer, including the review of his performance and compensation package, reviews legal issues and responsibilities of the Company, and provides for future planning of the Company. The current members of the governance committee are Alan Christensen, Wayne Enger, Ron Gorder, Jim Jepsen, Jerome Jerzak and Ardon Wek. The governance committee held four meetings during the fiscal year ended December 31, 2009.

Planning Committee. The planning committee assists the board and our management in capital planning, budgeting and growth of the Company. The current members of the planning committee are Paul Barthel, Dave Driessen, Marvin Hope, James Jepsen, Bryce Loomis, Robert Nelson and Randy Tauer. The planning committee held five meetings during the fiscal year ended December 31, 2009.

Public Relations Committee.  The public relations committee assists the board and our management in communicating with the local community and public at large, as well as assists in the planning of annual and special meetings of members.  The current members of the public relations committee are Alan Christensen, Delbert Tschakert, Paul Dummer, Dean Christopherson, Peter Kontz, and Dan Feige.  The public relations committee held ten meetings during the fiscal year ended December 31, 2009.

Board Attendance at Board, Committee and Annual Member Members

The board held 16 regularly scheduled meetings during the fiscal year ended December 31, 2009.  Each manager attended at least 75% of the meetings of the board during the fiscal year ended 2009. Each manager attended at least 75% of the committee meetings of which each was a member during the fiscal year ended 2009. The Company does not have a formal attendance policy for the annual meeting; however, we encourage all board members to attend the annual meeting of members. All board members, except Dan Feige and Robert Nelsen, attended the annual meeting of members in 2009.

Board Nomination

Criteria for Nomination to the Board. The nomination committee is responsible for identifying, evaluating and approving qualified candidates for nomination as managers. The committee has not adopted minimum qualifications that nominees must meet in order for the committee to recommend them to the board. Rather, the committee evaluates each prospective nominee against general standards and qualifications, including their:

•	Experience in the Company’s core business or ancillary markets;
•	Ability to represent the interests of the members of the Company;
•	Standards of integrity, commitment and independence of thought and judgment; and
•	Ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties.

The committee also considers other relevant factors as it deems appropriate, including:

•	the current composition of the board, and the extent to which the prospective nominee would contribute to the board’s diversity in terms of talent, skill, knowledge, and expertise; and
•	the evaluations of other prospective nominees.

 While we do not have a formal policy regarding the consideration of candidates to the board recommended by the members, members are permitted and encouraged each year to recommend a prospective nominee to the board by sending a letter to the attention of the nomination committee. In addition, our operating agreement requires all board members to be members or a representative owner of a member in the Company, which in effect causes members generally to nominate other members to the board or causes members to submit nomination on behalf of themselves.

Process for Identifying and Evaluating Nominees

To be nominated for election to the board at an annual meeting, nominations are required to be submitted in writing to our office, P.O. Box 500, 100 Caspian Ave., Volga, South Dakota 57071-0500.  Nominations are required to be submitted no earlier than January 1 and no later than March 31 of each year.  The letter may include whatever supporting material the member considers appropriate.  A member who is himself or herself interested in being considered for nomination to the board is required to fill out a questionnaire and return the questionnaire to the nomination committee no earlier than January 1 and no later than March 31 of each year.

Once the committee has identified a prospective nominee, the committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to or known by the committee, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the following factors:

•	the need for additional board members to fill vacancies or expand the size of the board; and
•	the likelihood that the prospective nominee can satisfy the evaluation factors described above.

If the committee determines (in consultation with the other managers as appropriate) that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience. The committee then evaluates the prospective nominee against the standards and qualifications it determines are relevant.  After completing this evaluation, the committee determines whether or not a nominee should be presented for election by the members.

Board Nominees for the 2010 Annual Meeting

The committee selected the nominees for the 2010 Annual Meeting of Members. Each of the nominees, Paul Barthel, Dean Christopherson, Wayne Enger, Marvin Hope, Randy Tauer, Delbert Tschakert and Ardon Wek, was selected because, as existing board members, each nominee has valuable knowledge and experience about the Company’s business and operations. Each person also is or was once an agriculture producer, which provides the Company with valuable industry information about the soybean and farming industry. In addition, two of the nominees, Marvin Hope and Delbert Tschakert, are founding board members which helps ensure that the Company’s mission is fulfilled. Paul Barthel owns an independent trucking business which gives the board added understanding in operating a business. Dean Christopherson has served in leadership roles with trade associations like Farm Bureau and AMPI. Randy Tauer is a prior board member of a former SEC reporting company, The New Midwest Company, LLC (f/k/a Golden Oval Eggs, LLC), which provides the Company with a better understanding of the complexities of a reporting company.

For purposes of the 2010 Annual Meeting, all of the selected nominees, each of whom is an incumbent manager, are members of the Company who submitted nomination petitions on behalf of themselves.

Family Relationships Between Board Members, Executive Officers, or Nominees

No family relationships exist between any of the managers of the Board, officer, key employee, or nominee of the Company.

Communications With The Board

Members and other parties interested in communicating directly with the board, or to an individual member of the Board, may do so in writing to the Board or to an individual member of the Board. Communications should be addressed to: The name of the individual Board member, or the Board of Managers, South Dakota Soybean Processors, LLC, 100 Caspian Avenue, P.O. Box 500, Volga, South Dakota 57071.

Code of Ethics

Our board has adopted a Code of Ethics that applies to our officers, including our chief executive officer and principal accounting officer. A copy of the Code of Ethics can be obtained, without charge, by writing to the Company at the following address:

South Dakota Soybean  Processors, LLC
100 Caspian Avenue, P. O. Box 500
Volga, South Dakota 57071

 Amendments and modifications to, and waivers of, the Code of Ethics will be promptly disclosed by the Company, to the extent required under the Exchange Act, on a current report on Form 8-K.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF MANAGERS

The Finance/Audit Committee oversees our accounting and financial reporting process and assists the Board in fulfilling its oversight responsibilities.  Our management has the primary responsibility for the financial statements and the reporting process.  Our independent auditor, Eide Bailly LLP, is responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles.  The Finance/Audit Committee reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2009.  The Finance/Audit Committee has discussed with Eide Bailly LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, with respect to those statements.  We have reviewed the written disclosures and the letter from Eide Bailly LLP required by Independence Standards Board No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with Eide Bailly LLP its independence in connection with its audit of our most recent financial statements.  Based on this review and these discussions, we recommended to the board of managers that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009:

THE FINANCE/AUDIT COMMITTEE
Wayne Enger
Jerome Jerzak
Robert Nelsen
Maurice Odenbrett, Chair
Lyle Trautman
Ardon Wek
Gary Wertish

INDEPENDENT ACCOUNTANTS

Eide Bailly LLP, independent certified accountants, served as our independent registered accounting firm for the fiscal years ended December 31, 2009 and December 31, 2008.  Until November 1, 2008, however, Gordon, Hughes & Banks, LLP served as our independent accountant.  On November 1, 2008, Gordon, Hughes & Banks, LLP resigned as the Company’s independent public accountant due to their acquisition by Eide Bailly LLP. Because of the acquisition, the resignation was not due to any disagreements with Gordon, Hughes & Banks, LLP on any matter.  The fees paid to our independent accountant in 2008 reflect the acquisition by Eide Bailly.

Representatives of Eide Bailly are not expected to be present at the 2010 Annual Meeting of Members.

Fees for Fiscal Year Ended December 31, 2009:

Audit Fees.   Eide Bailly LLP  billed a total amount of $76,000 for professional services rendered for the audit of the Company’s various annual financial statements for the fiscal year ended December 31, 2009, and the reviews of the financial statements included in the Company’s Form 10-Qs for the fiscal year ended December 31, 2009.

Audit Related Fees.   Eide Bailly LLP billed a total amount of $10,000 for internal control review services relating to the Sarbanes Oxley Act during the fiscal year ended December 31, 2009.

Tax Fees.    Eide Bailly LLP billed a total amount of $21,380 for professional tax services for the fiscal year ended December 31, 2009.

All Other Fees.   Eide Bailly LLP did not render any other services for which fees were paid for services rendered in connection with other matters requested by the Company during the fiscal year ended December 31, 2009.

Fees for Fiscal Year Ended December 31, 2008:

Audit Fees.   Eide Bailly LLP and Gordon, Hughes & Banks, LLP billed a total amount of $71,250 for professional services rendered for the audit of the Company’s various annual financial statements for the fiscal year ended December 31, 2008, and the reviews of the financial statements included in the Company’s Form 10-Qs for the fiscal year ended December 31, 2008.

Audit Related Fees.   Eide Bailly LLP and Gordon, Hughes, & Banks, LLP performed no professional audit related services during the fiscal year ended December 31, 2008.

Tax Fees.    Eide Bailly LLP billed a total amount of $21,714 for professional tax services for the fiscal year ended December 31, 2008.

All Other Fees.   Eide Bailly LLP and Gordon, Hughes, & Banks, LLP did not render any other services for which fees were paid for services rendered in connection with other matters requested by the Company during the fiscal year ended December 31, 2008.

Audit Committee Pre-Approval Policies

The finance/audit committee charter provides that the finance/audit committee shall approve in advance any fees related to non-audit services.  Accordingly, our auditor submits to the finance/audit committee a notice of services proposed to be provided and the associated fees prior to the provision of any non-audit services.  During 2009, all such non-audit fees were pre-approved by the finance/audit committee.

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Biographies of Executive Officers

The following individuals serve as our executive officers in the capacities listed. These officers serve at the discretion of the board and can be terminated without notice.

Name	Age	Position

Rodney G. Christianson	57	Chief Executive Officer
Thomas J. Kersting	47	Commercial Manager
Mark Hyde	36	Corporate Controller

Rodney G. Christianson, Chief Executive Officer. Rodney has served as Chief Executive Officer since the commencement of operations in 1996. He is responsible for the entire operation of the Company. Prior to his employment with us, he was employed with Cargill, Inc., serving in various capacities in Cargill’s food, industrial, and oilseed sectors.  He was a member of the management team for the construction and start up of Cargill’s sunflower plant in West Fargo, North Dakota. He is a Minnesota farm native, receiving his B.S. in Engineering from North Dakota State University.

Thomas J. Kersting, Commercial Manager. Tom has served as the Commercial Manager since 1998, serving as Procurement Manager when operations began in 1996. Tom is responsible for all futures trading strategies of the Company, as well as merchandising commodity products, and soybean and natural gas procurement. Prior to his employment with us, he was employed at Harvest States Cooperative. Tom held such positions as Market Analyst/Advisor and Head Procurement Merchandiser for Harvest States Cooperative throughout North Dakota, South Dakota, and Minnesota. As a market analyst, Tom assisted grain elevator profitability by using advanced management and marketing techniques while incorporating specific risk management procedures. He graduated from the University of Minnesota’s College of Agriculture with a B.S. in Agricultural Business Administration with an emphasis in operations management. Tom is a licensed commodity broker and a director of the National Oilseed Processors Association.

Mark Hyde, CPA, Corporate Controller.   Mark has served as the Corporate Controller since 2003.  He is responsible for all financial, accounting and reporting obligations of the Company. Prior to his employment with us, he was employed as a Senior Associate with Eide Bailly LLP, of Sioux Falls, South Dakota. He graduated from the University of South Dakota with a B.S. in Business Administration, and from the University of Denver with a Masters of Accounting.

Summary Compensation Table

The tables below summarize the total compensation paid or earned for services in all capacities during fiscal year 2009 and 2008 for (i) Rodney Christianson, who served as our chief executive officer in fiscal years 2008 and 2009; (ii) Tom Kersting who served as our commercial manager in fiscal years 2008 and 2009; and (iii) Mark Hyde, who served as our corporate controller in fiscal years 2008 and 2009 (together “Named Executive Officers” or “NEOs”).  There were no other executive officers, or employees acting in similar capacity, in fiscal years 2008 or 2009.

Name and principal position	Year	Salary* ($)	Bonus* ($)	Stock Awards* ($)	All Other* Compensation ($)	Total ($)
Rodney Christianson	2009	$322,917	$—	$(26,241)	$11,701	$308,377
CEO	2008	$300,000	$—	$5,518	$8,479	$313,997

Tom Kersting	2009	$195,000	$—	$(11,591)	$6,576	$189,985
Commercial Manager	2008	$188,333	$15,000	$2,438	$6,598	$212,369

Mark Hyde	2009	$92,000	$—	N.A.	$3,303	$95,303
Corporate Controller	2008	$92,000	$10,000	N.A.	$3,690	$105,690

* See “Base Salaries,” “Bonus,” “Stock Awards” and “All Other Compensation” below for further information.

Employment Arrangements and Compensation with Named Executive Officers

Rodney Christianson has served as our chief executive officer since 1996. On February 1, 2008, we entered into a new employment agreement with him which will terminate on January 31, 2012. Neither Messrs. Kersting nor Hyde have employment agreements with us as each is employed at will by the Company.

Base Salaries

Base salaries for our NEOs are determined based on individual responsibilities and duties, performance and experience.  Our CEO’s salary is determined and set forth under his employment agreement. Under this agreement, Mr. Christianson’s base salary at the beginning of 2009 was $300,000 and increased to $325,000 on February 1, 2009, and increases to $350,000 in 2010 and 2011.   Increases in salary, bonus, and other benefits to other NEOs are reviewed annually and approved by the board based on recommendations from the CEO.

Bonus

Annual incentive compensation in the form of a bonus is made to all full-time employees, including NEOs, under an employee profit-sharing program approved by the board.  Under the annual incentive program, a cash bonus is made to NEOs if and only to the extent that the Company is profitable, based on the Company’s defined net income at the end of the fiscal year. Net income under our CEO’s employment agreement is defined as consolidated net income according to our audited consolidated financial statements, excluding any income or expense that is considered extraordinary and not arising in the ordinary course of business.  Our CEO is entitled to a bonus of 1/2 of 1% of our annual net income in excess of $2 million (before taxes and member distributions on net income) if our annual net income is between $2 million and $5 million, 1% of our net income in excess of $2 million if our annual net income is greater than $5 million, plus an additional 1% of the amount of net income in excess of $7.5 million.  Net income in 2008 for purposes of Mr. Christianson’s bonus calculation was $3.69 million; however, Mr. Christianson elected not to receive this bonus. In 2009, there was insufficient net income to qualify Mr. Christianson for a bonus.

For other NEOs, the specific percentage awarded is based on a formula and an evaluation by our CEO, who takes into account current base salary level, level of responsibility and the impact of the NEO’s position on profits. Specifically, if net income exceeds $2 million at the end of the year, an aggregate amount, or pool, is set aside for distribution based on the following formula:  [Net Income -$2 million] * 4%. Net income for purposes of this calculation is defined as non-consolidated net income according to our audited financial statements, excluding any income or expense that is considered extraordinary and not arising in the ordinary course of business. Our net income in 2008 for purposes of calculating other employees’ incentive bonus pool was $6.05 million.  In 2009, there was insufficient net income for purposes of calculating other employees’ incentive bonus pool.

Stock Awards

Messrs. Christianson and Kersting have a non-qualified deferred plan that awards “phantom” capital units.  The awarded phantom capital units are valued annually based on fair market value of the Company’s or subsidiary’s securities at the end of the year, compared to the prior year.  If the value of the capital units at the end of the year is less than the value compared to the prior year, it results in a negative value, decreasing the cash amount potentially awarded to the recipient upon payment. In contrast, if the value of the capital units at the end of the year is greater than the value compared to the prior year, it results in a positive value, increasing the cash amount potentially awarded to the recipient upon payment. Upon the beginning of termination of employment with us or such person’s 65th birthday, we will pay Messrs. Christianson and Kersting the amount equal to the fair market value of the participant’s total vested phantom units in five annual, substantially equal installments. Messrs. Christianson’s and Kersting’s initial grants of phantom units are fully vested as of the date of this report.

All Other Compensation

Other compensation provided to our NEOs include such things as deferred contribution plans, life insurance premiums, and, solely for our CEO, certain perquisites.  We also provide to our NEOs other benefits such as medical coverage to the same extent as such benefits are provided to our other employees and dental coverage.  These benefits are intended to make our NEOs more efficient and effective and provide for their health and well being. The Board reviews these other benefits to confirm that they are reasonable and competitive in light of the overall goal of designing the compensation program to attract and retain talent while maximizing the interests of our members.

Defined Contribution Plans

We also provide the NEOs and all employees of the Company a tax-qualified 401(k) plan of the Internal Revenue Code.  We match 50% of all full-time employees’ contributed earnings, up to a maximum contribution of three percent.

Life Insurance Premiums

We pay premiums for basic term life insurance, and accidental and disability insurance policies for all NEOs.

Perquisites

We provide to our CEO very limited perquisites intended to serve business needs for the benefit of us.  It is understood that some may be used for personal reasons as well. When perquisites are used for personal reasons, the cost of value is imputed to the CEO as income and the CEO is responsible for all applicable taxes.

Changing Control and Severance Benefits

Our CEO’s employment agreement contains benefits relating to termination and change in control.  In the event that Mr. Christianson is terminated from employment from the Company before February 1, 2012 for any reason other than described below, he is entitled to the following benefits:

•
a payment equal to 1.5 times Mr. Christianson’s base salary at the time of termination for a one year period. Payments would be made in 18 equal monthly installments beginning on the first day of the month following termination.

Mr. Christianson is not entitled to the above severance benefit from the Company for any of the following reasons:

•	his death;

•	his disability;

•	termination is for “cause”;

•	he voluntarily resigns from employment;

•	the Company has ceased all business activities, become insolvent and/or has filed a voluntary petition in bankruptcy, or has had filed against it an involuntary petition in bankruptcy;

•	he becomes employed in a similar position by a successor company that has purchased substantially all of the assets of Company, and

•	the Company is merged into another company and he is retained by the surviving company in a similar position.

“For cause” under the employment agreement means:

•	confession or conviction of theft, fraud, embezzlement, or any other crime involving dishonesty with respect to the Company;

•	excessive absenteeism (other than by reason of physical injury, disease, or mental illness) without reasonable cause;

•	act or omission constituting a material breach of any provision of this employment agreement;

•	habitual and material negligence in the performance of his duties;

•	abusing, misusing or destroying the Company’s property or the property of customers or other employees;

•	making or publishing false, vicious or malicious statements concerning employer, its operations, employees or members of the Board of Managers;

•	habitually reporting for work under the influence of intoxicants or drugs; and

•	intentional violation of any law directly impacting the Company’s business.

No other NEOs are entitled to the severance benefit provided to Mr. Christianson, or similar benefit, upon their termination of employment with the Company.

BOARD OF MANAGERS’ COMPENSATION

For their services on the board of managers of the Company, an individual receives compensation shown in the following table and explained in the accompanying notes. No employees serve on the board.

Name	Fees Earned or Paid in Cash See Note 1	Total ($ )
Paul Barthel	$3,550	$3,550
Alan Christensen	$3,900	$3,900
Dean Christopherson	$3,550	$3,550
David Driessen	$3,825	$3,825
Paul Dummer	$3,375	$3,375
Wayne Enger	$4,200	$4,200
Dan Feige	$3,900	$3,900
Ron Gorder	$5,725	$5,725
Marvin Hope	$3,550	$3,550
James Jepsen	$3,550	$3,550
Jerome Jerzak	$4,200	$4,200
Peter Kontz	$3,800	$3,800
Bryce Loomis	$3,825	$3,825
Robert E. Nelsen (2)	$5,600	$5,600
Robert Nelson (2)	$5,800	$5,800
Maurice Odenbrett	$4,125	$4,125
Randy Tauer	$3,725	$3,725
Lyle Trautman	$3,300	$3,300
Delbert Tschakert (2)	$6,325	$6,325
Ardon Wek (2)	$6,275	$6,275
Gary Wertish (2)	$6,025	$6,025

(1)
All managers receive a $250 fee for each board or committee meeting or function requiring more than four hours of service, $100 for each board or committee meeting or function requiring less than four hours of service, and $75 for each conference call. Managers are also reimbursed at current IRS rates for travel incurred for each board and committee meeting or function and when attending other events on behalf of the Company.

(2)	Also includes compensation paid for service on our subsidiary’s (USSC’s) board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND NOMINEES

The following table sets forth the beneficial ownership of our outstanding capital units by our Board members, named executive officers, and nominees as of April 29, 2010.  As of that date, no person beneficially owned more than 5% of our capital units.

Name of Beneficial Owner (1)	Number of Votes Beneficially Owned	Voting Percentage	Number of Capital Units Beneficially Owned	Ownership Percentage
Paul Barthel, Manager	1	*	20,500	*
Alan Christensen, Manager (2)	1	*	34,500	*
Rodney Christianson, CEO (3)	1	*	23,000	*
Dean Christopherson, Manager (4)	1	*	30,000	*
David Driessen, Manager	1	*	45,000	*
Paul Dummer, Manager (5)	1	*	50,000	*
Wayne Enger, Manager (6)	1	*	20,000	*
Dan Feige, Manager	1	*	31,500	*
Ronald Gorder, Manager (7)	1	*	86,500	*
Marvin Hope, Manager (8)	1	*	81,000	*
Mark Hyde, Controller	—	—	—	—
James Jepsen, Manager	1	*	35,000	*
Jerome Jerzak, Manager (9)	1	*	22,500	*
Tom Kersting, Commercial Manager	—	—	—	—
Peter Kontz, Manager (10)	1	*	119,000	*
Bryce Loomis, Manager (11)	1	*	40,000	*
Robert Nelsen, Manager	1	*	26,000	*
Robert Nelson, Manager (12)	1	*	8,500	*
Maurice Odenbrett, Manager	1	*	45,000	*
Randy Tauer, Manager	1	*	18,500	*
Lyle Trautman, Manager (13).	1	*	14,500	*
Delbert Tschakert, Manager (14)	1	*	56,000	*
Ardon Wek, Manager (15)	1	*	35,000	*
Gary Wertish, Manager (16)	1	*	191,000	*
Manager and Executive Officers, as a group	22	*	1,033,000	3.4%

*	Percentage of shares beneficially owned by each owner does not exceed 1% of the class.
(1)	The addresses for each of the individual managers listed are set forth above under “Information About Nominees” and “Board of Managers and Committees.”
(2)	Represents capital units owned jointly with Mr. Christensen’s wife.
(3)	Represents capital units owned of record by Mr. Christianson’s wife.
(4)	Represents capital units owned jointly with Mr. Christopherson’s wife.
(5)	Includes 32,000 capital units owned of record by Paul and Debra Dummer Living Trust.
(6)	Represents capital units owned by Wayne Enger Revocable Trust of which Wayne Enger is the trustee.
(7)	Represents capital units owned of record by Gorder Dairy Farm of which Mr. Gorder is an owner.
(8)	Represents capital units owned of record by Marvin H. Hope Trust.
(9)	Represents capital units owned jointly with Mr. Jerzak’s wife.
(10)	Includes 73,000 capital units owned of record by Mr. Kontz’s wife.
(11)	Represents capital units of record by Bryce Loomis Living Trust.
(12)	Represents capital units owned jointly with Mr. Nelson’s wife.
(13)	Represents capital units owned jointly with Mr. Trautman’s wife.
(14)	Includes 21,500 capital units owned of record by Mr. Tschakert’s wife.
(15)	Represents capital units owned jointly with Mr. Wek’s wife.
(16)	Includes 35,000 capital units owned of record by Mr. Wertish’s wife.

RELATED PERSON TRANSACTIONS

Transactions in Fiscal Years 2008 and 2009

Since 2008, we have not entered into any transactions and there are no currently proposed transactions, in which we were or are to be a participant and the amount exceeds $120,000, in which any related person had or will have a direct or indirect interest, except as described in the “Executive Officers and Executive Compensations” section of this information statement or as described below.

In the ordinary course of business, we regularly enter into transactions to buy soybeans. From time to time, we may buy soybeans from related persons on the same basis as we buy soybeans from un-related parties. During fiscal year 2009, we purchased approximately $320,000 in soybeans from Robert Nelson, $178,000 from Delbert Tschakert, $160,000 from Alan Christensen, $190,000 from Dan Feige, $167,000 from Peter Kontz, $642,000 from Jim Jepsen and $183,000 from Jerome Jerzak.  Messrs. Nelson, Tschakert, Christensen, Feige, Kontz, Jepsen and Jerzak are members of the Board.

Process for Review, Approval or Ratification of Transactions with Related Persons

We do not have any formal policies and procedures for the review, approval or ratification of transactions between individual board members or officers and the Company except as set forth under our operating agreement. Under our operating agreement, all acts of the board are required to be conducted by majority vote of disinterested persons serving on the board. A disinterested person is defined as a person who does not have a financial interest or affiliation in any contract or agreement, or whose family member does not have a financial interest or affiliation. A person who is not disinterested is precluded from voting on the matter at hand unless such agreement or contract is made available to all members of the Company, such as a soybean delivery agreement or transfer of capital units. In 2009, these terms and conditions were fully complied with by all members of the board.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, our directors (managers), executive officers and any persons holding 10% or more of the capital units are required to report their ownership of our capital units and any changes in that ownership to the Securities and Exchange Commission (the “SEC”) and to furnish us with copies of such reports. Specific due dates for these reports have been established and we are required to disclose in this report any failure to file on a timely basis by such persons.  To our knowledge, based solely upon a review of copies of such reports received by us which were filed with the SEC from January 1, 2009 through December 31, 2009, and upon written representations from such persons that no other reports were required, we believe that all reports required to be filed under Section 16(a) have been timely filed with the SEC in 2009.

ANNUAL REPORT

Our Annual Report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended December 31, 2009, is posted on our website at http://www.sdsbp.com  then clicking “Investor Relations”  “2010 Annual Meeting,” and “2009 Annual Report on Form 10-K.”

These annual meeting materials are being delivered pursuant to the Internet Availability of Information Materials rules promulgated by the SEC.  We will provide each member a printed or e-mail copy of the Information Statement and Annual Report on Form 10-K without charge within three business days of receiving a written request.  Members should direct any requests for a printed or e-mail copy of the annual meeting materials as follows: (i) by calling our office at (605) 627-6100  or toll free at (888) 737-7888; (ii) by e-mail to Bev Kleinjan at bev.kleinjan@sdsbp.com; or iii) on our website at http://www.sdsbp.com  on or before June 1, 2010, to facilitate timely delivery.  We will provide each member a copy of the exhibits to the Annual Report on Form 10-K upon written request and without charge to our members.  The 2009 Annual Report on Form 10-K complete with exhibits and the Information Statement are also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or through the IDEA database available from the SEC’s internet site (www.sec.gov).

MEMBER PROPOSALS

Any member proposal intended to be considered for inclusion in the Information Statement for presentation at the 2011 Annual Meeting of Members must be received by the Company no later than February 15, 2011.  The proposal must be in accordance with the provisions of Item 4 of Schedule 14C promulgated by the SEC under the Exchange Act. It is suggested that the proposal be submitted by certified mail-return receipt requested. Members who intend to present a proposal at the 2011 Annual Meeting of members without including such proposal in the Company’s Information Statement must provide us with notice of such proposal no later than 60 days before the Annual Meeting date.  We reserve the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

The board knows of no other matter to be acted upon at the meeting.

BY ORDER OF THE BOARD OF MANAGERS

/s/ Ronald Gorder
Ronald Gorder
President of the Board of Managers

April 30, 2010

TO BE CERTAIN THAT YOUR CAPITAL UNITS WILL BE REPRESENTED AT THE 2010
ANNUAL MEETING OF MEMBERS, WE URGE YOU TO ATTEND THE MEETING AND TO
VOTE YOUR CAPITAL UNITS.